Exhibit 16.1

August 18, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of the Pemstar Form 8-K filed on June 24, 2004 and Amendment No. 1 to that Form 8-K filed on August 18, 2004 and are in agreement with the statements contained in Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained herein.

Yours very truly,

/S/    ERNST & YOUNG LLP